Exhibit 99.1

National Bank Holdings Corporation Announces Record Second Quarter 2016 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported record net income of $4.5 million, or $0.15 per diluted share, for the second quarter of 2016, compared to net income of $0.3 million, or $0.01 per diluted share, for the first quarter of 2016 and a net loss of $1.3 million, or $0.04 per diluted share, for the second quarter of 2015. The return on average assets and return on average equity for the second quarter of 2016 was 0.38% and 3.01%, respectively, compared to 0.02% and 0.16% for the first quarter of 2016, respectively, and (0.11)% and (0.72)% for the second quarter of 2015, respectively.

The return on average tangible assets and return on average tangible equity for the second quarter of 2016 was 0.45% and 3.98%, respectively, compared to 0.10% and 0.79% for the  first quarter of 2016, respectively, and (0.04)% and (0.31)% for the second quarter of 2015, respectively.

In announcing these results, Chief Executive Officer Tim Laney shared, “We are pleased to have delivered a record level of earnings and loan originations during the quarter while realizing a solid reduction in our expense run rate. Record earnings were realized despite continued headwinds from energy exposure and the continued reduction of the acquired problem loan portfolio. During the quarter, we took an additional net allowance of $4.3 million against previously identified energy loans. Outside of energy, our originated loan portfolio continues to exhibit excellent credit quality with second quarter annualized net charge offs of just 2 basis points.”

Mr. Laney added, “We continue to grow our young company with a focus on safety and soundness while moving toward our financial goal of realizing $2.00 of earnings per share and a return on tangible assets of 1% or greater. We also continued to capitalize on the opportunity to repurchase our shares by executing share buybacks year-to-date through July 20th of 1.8 million shares at a weighted average price of $19.68.”

Second Quarter 2016 Highlights

(All comparisons refer to the first quarter of 2016, except as noted)

•

At June 30, 2016, loans totaled $2.7 billion and increased $146.5 million, or 22.7% annualized, on the strength of record originations of $316.9 million. Total loans at June 30, 2016 increased $410.0 million, or 17.6%, since June 30, 2015.

•	Fully taxable equivalent net interest income totaled $35.8 million and decreased $3.2 million, primarily driven by $2.5 million lower 310-30 accretion income.
•

Net charge-offs in the non 310-30 portfolio were 0.58%, annualized of average non 310-30 loans during the second quarter, compared to 0.10%, annualized in the prior quarter. Net charge-offs excluding non 310-30 energy sector loans were 0.02%, annualized during the second quarter.

•

Continued weakness in one previously impaired energy sector client drove a net increase of $4.3 million in the energy sector provision for loan losses, or a negative $0.10 per share, resulting in a total allowance for loan losses on energy sector loans of 14.8%.

•

Total deposits averaged $4.0 billion and increased $161.9 million. Adjusting for a short-term money market deposit from one energy client, average deposits totaled $3.8 billion, consistent with prior quarter. Average demand deposits continued solid growth, adding $28.7 million, or 14.6% annualized.

•

Non-interest income totaled $10.5 million, increasing $2.6 million, driven primarily by a $1.8 million gain on the sale of a building, and a $0.4 million increase in service charges and bank card fees.

•

Non-interest expense totaled $33.3 million, decreasing $1.6 million, due to lower salaries and benefits of $1.0 million and higher OREO gains of $1.2 million, partially offset by a net increase of $0.6 million in other expense categories due to timing of professional fees and marketing campaigns.

•

Executed share buybacks during the second quarter of 555 thousand shares, or $11.0 million, and year-to-date through July 20th of 1.8 million shares, or $34.6 million at a weighted average price of $19.68.

•	At June 30, 2016, common book value per share was $20.79, while tangible common book value per share was $18.68 and $19.67 after consideration of the excess accretable yield value of $0.99 per share.

Second Quarter 2016 Results

(All comparisons refer to the first quarter of 2016, except as noted)

Net Interest Income

Fully taxable equivalent net interest income totaled $35.8 million, a $3.2 million decrease primarily driven by $2.5 million lower 310-30 accretion income resulting in a 3.80% lower yield on the 310-30 portfolio. The lower level of 310-30 accretion income resulted from lower amounts of accelerated accretion on 310-30 loans and extension of future estimated cash flows from the quarterly re-measurement. In addition, slightly lower yields on the non 310-30 portfolio contributed to $0.5 million of the net interest income decrease. The fully taxable equivalent net interest margin of 3.26% decreased 0.42% primarily driven by a 0.26% impact from the lower 310-30 accretion income and a 0.14% impact from lower-yielding short-term investments. The higher level of low-yielding short-term investments during the quarter was driven by temporary client funds on deposit from one energy client.

Loans

Total loans ended the quarter at $2.7 billion, increasing $146.5 million, or 22.7% annualized, driven by record new loan originations of $316.9 million. Originated loans outstanding totaled $2.4 billion and increased $169.9 million, or 30.7% annualized. The second quarter new loan originations totaled $316.9 million and increased $153.5 million, or 93.9%, compared to the prior quarter, and $45.5 million, or 16.8%, compared to the second quarter of the prior year.

Asset Quality and Provision for Loan Losses

Non 310-30 loans totaled $2.6 billion and represented 93.8% of total loans at June 30, 2016. These loans are comprised of originated loans and acquired loans not accounted for under 310-30. Net charge-offs within the non 310-30 portfolio totaled 0.58%, annualized, increasing from 0.10%, annualized in the prior quarter, driven by a $3.4 million previously reserved charge-off on a resolved energy sector loan. Excluding the energy sector charge-off, net charge-offs within the non-310-30 portfolio totaled 0.02%, annualized during the quarter. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) represented 1.46% of total non 310-30 loans, compared to 1.87% at March 31, 2016, the decrease was driven by one energy sector credit totaling $6.2 million that was settled during the quarter. Outside of the energy sector, the loan portfolio credit profile remains strong as evidenced by the non-performing loans to total loans ratio of 0.44%, decreasing from 0.52% in the prior quarter. Furthermore, the classified ratio for the loan portfolio, outside of the energy sector, improved from 1.4% of non 310-30 loans as of March 31, 2016 to 1.3% as of June 30, 2016.

A provision for loan losses on the non 310-30 loans of $6.4 million was recorded during the second quarter of 2016, driven by net increases in the energy sector provision of $4.3 million. The non 310-30 allowance for loan losses was 1.55% of total non 310-30 loans compared to 1.53% in the prior quarter. Excluding the energy portfolio, the non 310-30 allowance for loan losses was 0.99% of total non 310-30 loans compared to 0.98% in the prior quarter.

Energy sector loan balances totaled $104.7 million at June 30, 2016, representing 3.8% of total loans, 2.4% of earning assets and 20.1% of the Company’s risk based capital, and decreased from $132.1 million, or 20.8%, from the prior quarter. Of the $104.7 million energy sector loans, $55.0 million, or 52.6%, related to the midstream sector, $33.2 million, or 31.7%, related to the E&P sector and $16.5 million, or 15.7%, related to the energy services sector. Three energy sector loans with balances of $25.8 million were on non-accrual at June 30, 2016, with no new non-accruals added during the quarter. The total allowance for loan losses on the energy sector portfolio was 14.8% compared to 11.0% at prior quarter end.

Acquired problem loans accounted for under 310-30 totaled $169.3 million at June 30, 2016 and decreased $10.2 million during the second quarter, an annualized decrease of 22.9%, reflecting continued successful workout efforts on these acquired loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $0.5 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $206.1 million.

Deposits

Total deposits averaged $4.0 billion during the second quarter, increasing $161.9 million, driven by a $167.5 million increase in transaction deposits (defined as total deposits less time deposits) which averaged $2.8 billion during the second quarter. Average non-interest bearing demand deposits increased $28.7 million, or 14.6% annualized, primarily driven by the growth of our small and mid-sized business clients. Other average interest bearing transaction deposits increased $138.8 million, driven by short-term money market deposits from one energy client. Adjusting for a short-term money market deposit with one client, average transaction deposits totaled $2.6 billion, consistent with the prior quarter. The average cost of total deposits increased one basis point to 0.36% compared to the prior quarter. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements, and at June 30, 2016, these client fundings comprised 97.5% of total liabilities.

Non-Interest Income

Non-interest income totaled $10.5 million in the second quarter of 2016, increasing $2.6 million. The increase was primarily due to a $1.8 million gain on the sale of a building, a $0.4 million increase in service charges, bank card fees and gain on sale of mortgages, a $0.2 million lower mark-to-market adjustment related to fair value interest rate swaps on fixed-rate term loans, and a combined $0.2 million increase from bank-owned life insurance income and other income.

Non-Interest Expense

Non-interest expense totaled $33.3 million, decreasing $1.6 million, or 4.5%, due to lower salaries and benefits of $1.0 million and higher OREO gains of $1.2 million, partially offset by a net increase of $0.6 million in other expense categories due to timing of professional fees and marketing campaigns.

Capital

Capital ratios continue to be strong and in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $598.9 million at June 30, 2016 and decreased $5.0 million from prior quarter end. The decrease in equity is due to share repurchases of $11.0 million, offset by net income of $4.5 million and a $2.7 million increase in accumulated other comprehensive income which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio.

Book value per share was $20.79 at June 30, 2016 and increased $0.14 from prior quarter end. Tangible common book value per share increased to $18.68 at June 30, 2016 from $18.51 at prior quarter end, driven by a $0.10 per share increase from net income, net of dividends, coupled with a $0.09 increase in accumulated other comprehensive income, offset by $0.02 of other items. The tangible common equity to tangible assets ratio decreased to 11.78% at June 30, 2016 from 11.89%, driven by share repurchases of $11.0 million. The leverage ratio at June 30, 2016 for the consolidated company and the Bank was 11.04% and 8.30%, respectively.

Share buybacks during the second quarter totaled 555 thousand shares, or $11.0 million, at a weighted average price of $19.77. Year-to-date share buybacks through July 20th totaled 1.8 million shares, or $34.6 million, at a weighted average price of $19.68. Since early 2013, we have repurchased 45.7% of our shares outstanding, at a weighted average price of $19.87.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the June 30, 2016 accretable yield balance on the 310-30 loans of $67.8 million would add $1.43 after-tax to the tangible book value per share. A more conservative methodology that management uses values the excess yield above a 4.0% yield (an approximate yield on new loan originations) and then considers the timing of the excess accreted interest income recognition discounted at 5%. This would add $0.99 after-tax to our tangible book value per share as of June 30, 2016, resulting in a tangible common book value per share of $19.67.

Year-Over-Year Review

(All comparisons refer to the first six months of 2015, except as noted)

Net income for first six months of 2016 was $4.8 million, or $0.16 per diluted share, compared to a net loss of $0.1 million, or $0.00 per diluted share for the first six months of 2015. Fully taxable equivalent net interest income totaled $74.8 million and decreased $4.5 million, or 5.6%. Lower levels of higher-yielding 310-30 loans and investment portfolio paydowns decreased interest income $11.0 million and was partially offset by a $6.4 million increase in non 310-30 interest income from new loan originations. The fully taxable equivalent net interest margin narrowed 9 basis points to 3.47% from 3.56% due to higher levels of low-yielding short-term investments from short-term client funds on deposit in money market accounts.

Loan balances at June 30, 2016 totaled $2.7 billion and increased $410.0 million, or 17.6%, on the strength of $972.1 million in loan originations between the two periods. The strong loan originations were the result of continued market penetration. The acquired 310-30 loan portfolio declined $72.0 million, or 29.8%, as a result of the continued successful workout efforts that have been made on exiting acquired problem loans.

Total deposits and client repurchase agreements averaged $4.0 billion during the first six months of 2016, decreasing $7.0 million from the prior year as the increase in average transaction deposits of $250.1 million was offset by lower average time deposits of $134.0 million and lower average client repurchase agreements of $123.1 million. Transaction deposits averaged $2.7 billion during the first six months of 2016 and increased $250.1 million, or 10.1%. The increase was driven by higher average demand deposits of $61.8 million, or 8.3%, coupled with an increase in other low-cost transaction deposits of $188.3 million, or 10.9%. The mix of transaction deposits to total deposits improved to 69.1% at June 30, 2016 from 66.3% in the prior year. Additionally, the average cost of total deposits declined two basis point to 0.35%, resulting from the decrease in higher-cost time deposits.

Provision for loan loss expense was $17.1 million during the first six months of 2016, compared to $3.3 million, an increase of $13.8 million driven by a $15.0 million increase in energy sector provision for loan losses. The non 310-30 allowance for loan losses ended the quarter at 1.55% of total non 310-30 loans compared to 0.93% in the prior year, increasing primarily due to higher reserves for the energy sector loans. At quarter end, the energy sector allowance for loan losses totaled 14.8% of energy loan balances. Excluding the energy reserves, the non 310-30 allowance was 0.99% of total non 310-30 loans compared to 1.00% at June 30, 2015. Net charge-offs on non 310-30 loans totaled 0.34%, annualized, compared to 0.06%, annualized. Excluding the energy portfolio, net charge-offs on non 310-30 loans were 0.06%, annualized, in the first six months of 2016.

Non-interest income was $18.4 million during the first six months of 2016, compared to $2.3 million in the prior year, an increase of $16.1 million. The increase was driven by negative $14.6 million of FDIC-related income in the prior year coupled with a $1.8 million gain on sale of a building this year. Bank card fees grew $0.5 million on the strength of interchange activity, offset by $0.3 million lower service charges due to lower instances of overdrafts, in addition to a lower mark-to-market adjustment related to fair value interest rate swaps on fixed-rate term loans of $0.5 million.

Non-interest expense totaled $68.2 million during the first six months of 2016, decreasing $8.9 million or 11.5%. The decrease was partially due to lower salaries and benefits of $1.0 million, lower professional fees of $0.6 million and lower occupancy and equipment of $0.4 million. Other non-interest expenses were also lower $4.1 million, primarily due to lower telecommunications and data processing expense benefiting from the core system conversion and lower marketing expense. Problem asset workout expenses decreased $1.7 million compared to the prior year consistent with the decrease in acquired problem credits. Additionally, the prior period included banking center consolidation related expenses of $1.1 million and warrant liability expenses of $0.1 million.

Conference Call

Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, July 22, 2016. Interested parties may listen to this call by dialing (877) 272-6762 (United States) / (615) 800-6832 (International) using the Conference ID of 92236155 and asking for the National Bank Holdings Corporation Second Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through August 5, 2016, by dialing (855) 859-2056 (United States) / (404) 537-3406 (International) using the Conference ID of 92236155. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible assets before provision for loan losses and taxes,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” “tangible common equity to tangible assets,” and “fully taxable equivalent” metrics, are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 91 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: bankmw.com, cobnks.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in the economy or supply-demand imbalances affecting local real estate values; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to realize the anticipated benefits from converted core operating systems without significant change in client service or risk to the Company's control environment; the Company's dependence on information technology and telecommunications systems of third party service providers and the risk of systems failures, interruptions or breaches of security; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer; Chief of M&A and Strategy, (720) 529-3315, ir@nationalbankholdings.com

Media: Whitney Bartelli, Chief Marketing Officer, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION

FINANCIAL SUMMARY

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except share and per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Total interest and dividend income	$38,472	$41,554	$42,517	$80,026	$85,604
Total interest expense	3,719	3,516	3,662	7,235	7,270
Net interest income	34,753	38,038	38,855	72,791	78,334
Taxable equivalent adjustment	1,037	975	550	2,013	945
Net interest income fully taxable equivalent (FTE)(1)	35,790	39,013	39,405	74,804	79,279
Provision (recoupment) for loan losses on 310-30 loans	57	(862)	8	(805)	58
Provision for loan losses on non 310-30 loans	6,400	11,481	1,850	17,881	3,253
Net interest income after provision for loan losses FTE(1)	29,333	28,394	37,547	57,728	75,968
Non-interest income:
Service charges	3,465	3,260	3,697	6,725	7,024
Bank card fees	2,935	2,767	2,699	5,702	5,249
Gain on sale of mortgages, net	534	474	546	1,008	946
Other non-interest income	3,383	1,086	1,762	4,469	2,986
OREO related write-ups and other income	187	336	188	523	688
FDIC loss-sharing related	—	—	(6,145)	—	(14,625)
Total non-interest income	10,504	7,923	2,747	18,427	2,268
Non-interest expense:
Salaries and benefits	19,612	20,612	21,156	40,224	41,233
Occupancy and equipment	5,708	6,066	6,069	11,774	12,158
Professional fees	978	456	962	1,434	2,082
Other non-interest expense	6,299	5,856	8,144	12,155	16,255
Problem asset workout	958	974	1,762	1,932	3,614
Gain on sale of OREO, net	(1,611)	(432)	(633)	(2,043)	(2,104)
Intangible asset amortization	1,370	1,370	1,336	2,740	2,672
Loss from change in fair value of warrant liability	—	—	508	—	118
Banking center consolidation related expenses	—	—	1,089	—	1,089
Total non-interest expense	33,314	34,902	40,393	68,216	77,117

Income (loss) before income taxes FTE(1)	6,523	1,415	(99)	7,939	1,119
Taxable equivalent adjustment	1,037	975	550	2,013	945
Income (loss) before income taxes	5,486	440	(649)	5,926	174
Income tax expense	982	189	692	1,171	269
Net income (loss)	$4,504	$251	$(1,341)	$4,755	$(95)
Income (loss) per share - basic	$0.15	$0.01	$(0.04)	$0.16	$0.00
Income (loss) per share - diluted	$0.15	$0.01	$(0.04)	$0.16	$0.00

(1) Net interest income is presented on a GAAP basis and fully taxable equivalent (FTE) basis, as the Company believes this non-GAAP measure is the preferred industry measurement for this item. The FTE adjustment is for the tax benefit on certain tax exempt loans using the federal tax rate of 35% for each period presented. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	June 30, 2016	March 31, 2016	June 30, 2015	December 31, 2015
ASSETS
Cash and cash equivalents	$147,939	$193,624	$242,441	$166,092
Securities purchased under agreements to resell	—	—	50,000	—
Investment securities available-for-sale	1,046,047	1,108,419	1,316,829	1,157,246
Investment securities held-to-maturity	381,172	404,578	472,605	427,503
Non-marketable securities	12,304	17,268	27,050	22,529
Loans	2,738,504	2,592,047	2,328,524	2,587,673
Allowance for loan losses	(40,106)	(37,166)	(20,241)	(27,119)
Loans, net	2,698,398	2,554,881	2,308,283	2,560,554
Loans held for sale	9,690	7,415	10,037	13,292
FDIC indemnification asset, net	—	—	23,215	—
Other real estate owned	23,242	21,019	20,367	20,814
Premises and equipment, net	98,570	102,559	102,228	103,103
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	9,689	11,059	14,210	12,429
Other assets	141,139	135,522	130,955	140,716
Total assets	$4,627,820	$4,615,974	$4,777,850	$4,683,908
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$831,891	$805,442	$777,727	$815,054
Interest bearing demand deposits	416,192	429,298	389,270	436,745
Savings and money market	1,378,764	1,422,257	1,327,953	1,394,995
Total transaction deposits	2,626,847	2,656,997	2,494,950	2,646,794
Time deposits	1,174,098	1,182,684	1,267,539	1,193,883
Total deposits	3,800,945	3,839,681	3,762,489	3,840,677
Securities sold under agreements to repurchase	126,146	86,352	187,314	136,523
Federal Home Loan Bank advances	40,000	40,000	40,000	40,000
Other liabilities	61,819	46,018	69,781	49,164
Total liabilities	4,028,910	4,012,051	4,059,584	4,066,364
Shareholders' equity:
Common stock	514	513	513	513
Additional paid in capital	996,855	997,243	994,454	997,926
Retained earnings	40,419	37,409	36,709	38,670
Treasury stock	(450,156)	(439,795)	(317,854)	(419,660)
Accumulated other comprehensive income, net of tax	11,278	8,553	4,444	95
Total shareholders' equity	598,910	603,923	718,266	617,544
Total liabilities and shareholders' equity	$4,627,820	$4,615,974	$4,777,850	$4,683,908
SHARE DATA
Average basic shares outstanding	29,215,822	30,117,317	36,164,617	30,625,371
Average diluted shares outstanding	29,278,759	30,118,303	36,164,617	30,795,333
Ending shares outstanding	28,810,883	29,252,419	35,053,339	30,358,509
Common book value per share	$20.79	$20.65	$20.49	$20.34
Tangible common book value per share(1)	$18.68	$18.51	$18.58	$18.22
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.29	$18.22	$18.46	$18.22
CAPITAL RATIOS
Average equity to average assets	12.57%	13.30%	15.24%	13.17%
Tangible common equity to tangible assets(1)	11.78%	11.89%	13.83%	11.98%
Leverage ratio	11.04%	11.55%	13.51%	11.75%
Tier 1 risk-based capital ratios	16.23%	17.08%	24.02%	17.48%
Total risk-based capital ratio	17.48%	18.31%	24.78%	18.37%

(1)	Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 15.

NATIONAL BANK HOLDINGS CORPORATION

Loan Portfolio Update

(Dollars in thousands)

Accounting Treatment Period End Loan Balances:

			June 30, 2016 vs.		June 30, 2016 vs.
			March 31, 2016		June 30, 2015
	June 30, 2016	March 31, 2016	% Change	June 30, 2015	% Change
Non 310-30(1):
Commercial:
Commercial and industrial	$1,015,858	$908,904	11.8%	$751,161	35.2%
Owner-occupied commercial real estate	191,668	192,736	(0.6)%	146,509	30.8%
Agriculture	131,685	139,716	(5.7)%	122,468	7.5%
Energy	104,663	132,100	(20.8)%	144,148	(27.4)%
Total commercial	1,443,874	1,373,456	5.1%	1,164,286	24.0%
Commercial real estate non owner-occupied	424,020	338,312	25.3%	270,376	56.8%
Residential Real Estate	674,830	674,348	0.1%	623,167	8.3%
Consumer	26,498	26,424	0.3%	29,400	(9.9)%
Total non 310-30	2,569,222	2,412,540	6.5%	2,087,229	23.1%
ASC 310-30:
Commercial	46,875	49,628	(5.5)%	75,259	(37.7)%
Commercial real estate non owner-occupied	101,719	108,003	(5.8)%	131,125	(22.4)%
Residential real estate	19,341	20,037	(3.5)%	31,162	(37.9)%
Consumer	1,347	1,839	(26.8)%	3,749	(64.1)%
Total ASC 310-30	169,282	179,507	(5.7)%	241,295	(29.8)%
Total loans	$2,738,504	$2,592,047	5.7%	$2,328,524	17.6%

(1)

Included in non 310-30 loans are originated loans of $2,392,887, $2,223,015, and $1,901,288 as of June 30, 2016, March 31, 2016, and June 30, 2015, respectively, and loans acquired under business combinations of $176,335, $189,525, and $185,941 as of June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

Originations(1):

	Second quarter	First quarter	Fourth quarter	Third quarter	Second quarter
	2016	2016	2015	2015	2015
Commercial:
Commercial and industrial	$142,179	$59,361	$122,664	$134,189	$135,654
Owner-occupied commercial real estate	17,883	10,399	13,395	12,095	17,566
Agriculture	18,072	10,375	24,194	11,295	19,019
Energy	(17,328)	(13,984)	1,075	17,245	11,667
Total commercial	160,806	66,151	161,328	174,824	183,906
Commercial real estate non owner-occupied	89,109	44,876	23,260	36,480	38,113
Residential real estate	63,815	49,722	50,387	36,808	44,699
Consumer	3,158	2,671	3,086	5,616	4,669
Total	$316,888	$163,420	$238,061	$253,728	$271,387

(1)	Originations equal, for each quarter, closed end funded loans and net fundings under revolving lines of credit.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	Three months ended			Three months ended			Three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$174,415	$7,762	17.80%	$190,658	$10,294	21.60%	$243,694	$11,772	19.32%
Non 310-30 loans(1)(2)(3)(4)	2,421,033	23,348	3.88%	2,401,257	23,637	3.96%	1,987,015	20,944	4.23%
Investment securities available-for-sale	1,072,976	4,954	1.85%	1,137,509	5,304	1.87%	1,367,746	6,338	1.85%
Investment securities held-to-maturity	395,027	2,804	2.84%	417,945	2,931	2.81%	491,155	3,426	2.79%
Other securities	14,936	192	5.14%	18,804	228	4.85%	27,049	317	4.69%
Interest earning deposits and securities purchased under agreements to resell	337,426	449	0.54%	95,049	135	0.57%	360,209	270	0.30%
Total interest earning assets(4)	$4,415,813	$39,509	3.60%	$4,261,222	$42,529	4.01%	$4,476,868	$43,067	3.86%
Cash and due from banks	$71,162			$71,265			$56,400
Other assets	333,855			328,814			354,758
Allowance for loan losses	(37,532)			(28,505)			(19,207)
Total assets	$4,783,298			$4,632,796			$4,868,819
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,978,438	$1,317	0.27%	$1,839,627	$1,183	0.26%	$1,723,429	$1,102	0.26%
Time deposits	1,180,496	2,199	0.75%	1,186,126	2,127	0.72%	1,294,908	2,349	0.73%
Securities sold under agreements to repurchase	113,645	37	0.13%	106,860	40	0.15%	239,059	45	0.08%
Federal Home Loan Bank advances	40,000	166	1.67%	40,000	166	1.67%	40,000	166	1.66%
Total interest bearing liabilities	$3,312,579	$3,719	0.45%	$3,172,613	$3,516	0.45%	$3,297,396	$3,662	0.45%
Demand deposits	$821,987			$793,262			$758,288
Other liabilities	47,590			50,711			71,009
Total liabilities	4,182,156			4,016,586			4,126,693
Shareholders' equity	601,142			616,210			742,126
Total liabilities and shareholders' equity	$4,783,298			$4,632,796			$4,868,819
Net interest income		$35,790			$39,013			$39,405
Interest rate spread(4)			3.15%			3.56%			3.41%
Net interest earning assets	$1,103,234			$1,088,609			$1,179,472
Net interest margin(4)			3.26%			3.68%			3.53%
Ratio of average interest earning assets to average interest bearing liabilities	133.30%			134.31%			135.77%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2.2 billion, $2.2 billion and $1.8 billion, and interest income of $19.8 million, $19.8 million and $16.8 million, with tax equivalent yields of 3.74%, 3.80% and 3.92% for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the three months ended June 30, 2016, March 31, 2016, and June 30, 2015 were $7.6 million, $12.3 million and $6.7 million, and interest income was $117 thousand, $166 thousand and $154 thousand for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $1,037 thousand, $975 thousand and $550 thousand for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

Summary of Net Interest Margin

(Dollars in thousands)

	For the six months ended June 30, 2016			For the six months ended June 30, 2015
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$182,537	$18,056	19.78%	$255,070	$24,466	19.18%
Non 310-30 loans(1)(2)(3)(4)	2,411,145	46,985	3.92%	1,952,585	40,626	4.20%
Investment securities available-for-sale	1,105,243	10,258	1.86%	1,408,474	13,235	1.88%
Investment securities held-to-maturity	406,486	5,735	2.82%	505,077	7,101	2.81%
Other securities	16,870	421	4.99%	27,075	644	4.76%
Interest earning deposits and securities purchased under agreements to resell	216,238	584	0.54%	345,008	477	0.28%
Total interest earning assets(4)	$4,338,519	$82,039	3.80%	$4,493,289	$86,549	3.88%
Cash and due from banks	$71,213			$57,079
Other assets	331,335			360,347
Allowance for loan losses	(33,018)			(18,883)
Total assets	$4,708,049			$4,891,832
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,909,032	$2,500	0.26%	$1,720,734	$2,173	0.25%
Time deposits	1,183,311	4,326	0.74%	1,317,278	4,677	0.72%
Securities sold under agreements to repurchase	110,253	77	0.14%	233,353	90	0.08%
Federal Home Loan Bank advances	40,000	332	1.67%	40,000	330	1.66%
Total interest bearing liabilities	$3,242,596	$7,235	0.45%	$3,311,365	$7,270	0.44%
Demand deposits	$807,624			$745,828
Other liabilities	49,153			73,450
Total liabilities	4,099,373			4,130,643
Shareholders' equity	608,676			761,189
Total liabilities and shareholders' equity	$4,708,049			$4,891,832
Net interest income		$74,804			$79,279
Interest rate spread(4)			3.35%			3.44%
Net interest earning assets	$1,095,923			$1,181,924
Net interest margin(4)			3.47%			3.56%
Ratio of average interest earning assets to average interest bearing liabilities	133.80%			135.69%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)

Includes originated loans with average balances of $2.2 billion and $1.7 billion, and interest income of $40.0 million and $33.0 million, with tax equivalent yields of 3.77% and 3.94% for the six months ended June 30, 2016, and June 30, 2015, respectively.

(3)

Non 310-30 loans include loans held-for-sale. Average balances during the six months ended June 30, 2016, and June 30, 2015, were $9.9 million and $4.8 million, and interest income was $282 thousand and $231 thousand for the same periods, respectively.

(4)

Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $2,013 thousand and $945 thousand for the six months ended June 30, 2016, and June 30, 2015, respectively.

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Allowance for Loan Losses Analysis:

	As of and for the three months ended
	June 30, 2016			March 31, 2016			June 30, 2015
	ASC	Non		ASC	Non		ASC	Non
	310-30	310-30		310-30	310-30		310-30	310-30
	Loans	Loans	Total	Loans	Loans	Total	Loans	Loans	Total
Beginning allowance for loan losses	$215	$36,951	$37,166	$1,077	$26,042	$27,119	$771	$18,102	$18,873
Charge-offs	(41)	(3,686)	(3,727)	—	(659)	(659)	(14)	(669)	(683)
Recoveries	—	210	210	—	87	87	—	193	193
Provision (recoupment)/expense	57	6,400	6,457	(862)	11,481	10,619	8	1,850	1,858
Ending ALL	$231	$39,875	$40,106	$215	$36,951	$37,166	$765	$19,476	$20,241
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.09%	0.58%	0.55%	0.00%	0.10%	0.09%	0.02%	0.10%	0.09%
Ratio of ALL to total loans outstanding at period end, respectively	0.14%	1.55%	1.46%	0.12%	1.53%	1.43%	0.32%	0.93%	0.87%
Ratio of ALL to total non-performing loans at period end, respectively(1)	0.00%	106.54%	107.16%	0.00%	81.96%	82.44%	0.00%	129.18%	134.25%
Total loans	$169,282	$2,569,222	$2,738,504	$179,507	$2,412,540	$2,592,047	$241,295	$2,087,229	$2,328,524
Average total loans during the period	$174,415	$2,413,375	$2,587,790	$190,658	$2,388,941	$2,579,599	$243,694	$1,980,296	$2,223,990
Total non-performing loans(1)	$—	$37,428	$37,428	$—	$45,084	$45,084	$—	$15,077	$15,077

(1)

Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

Non 310-30 Allowance for Loan Losses Analysis:

	As of and for the three months ended
	June 30, 2016			March 31, 2016
		Non	Total		Non	Total
		310-30	Non		310-30	Non
	Energy	Excluding	310-30	Energy	Excluding	310-30
	Portfolio	Energy	Loans	Portfolio	Energy	Loans
Beginning allowance for loan losses	$14,486	$22,465	$36,951	$3,763	$22,279	$26,042
Charge-offs	(3,374)	(312)	(3,686)	-	(659)	(659)
Recoveries	-	210	210	-	87	87
Provision (recoupment)/expense	4,331	2,069	6,400	10,723	758	11,481
Ending ALL	$15,443	$24,432	$39,875	$14,486	$22,465	$36,951
Ratio of annualized net charge-offs to average total loans during the period, respectively	11.46%	0.02%	0.58%	0.00%	0.10%	0.10%
Ratio of ALL to total loans outstanding at period end, respectively	14.75%	0.99%	1.55%	10.97%	0.98%	1.53%
Total loans	$104,663	$2,464,558	$2,569,222	$132,100	$2,280,441	$2,412,540
Average loans	$118,382	$2,294,994	$2,413,375	$139,490	$2,249,451	$2,388,941

NATIONAL BANK HOLDINGS CORPORATION

(Dollars in thousands)

Non 310-30 Past Due Loans

	June 30, 2016	March 31, 2016	June 30, 2015
Loans 30-89 days past due and still accruing interest	$5,279	$4,106	$2,795
Loans 90 days past due and still accruing interest	43	311	21
Non-accrual loans(1)	37,428	45,084	15,077
Total past due and non-accrual loans	$42,750	$49,501	$17,893
Total 90 days past due and still accruing interest and non-accrual loans to total loans	1.46%	1.88%	0.72%
Total non-accrual loans to total loans	1.46%	1.87%	0.72%
% of total past due and non-accrual loans that carry fair value marks	12.22%	12.03%	17.72%

(1)	Includes non-accrual energy loans of $25.8 million, $32.2 million, and $5.9 million at June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

Asset Quality Data:

	June 30, 2016	March 31, 2016	June 30, 2015
Non-accrual loans	$24,377	$26,780	$9,691
Restructured loans on non-accrual	13,051	18,304	5,386
Total non-performing loans(1)	37,428	45,084	15,077
OREO	23,242	21,019	20,367
Other repossessed assets	894	894	894
Total non-performing assets	$61,564	$66,997	$36,338
Accruing restructured loans	$5,729	$5,278	$15,212
Total non-performing loans to total loans	1.37%	1.74%	0.65%
Total non-performing loans excluding energy sector loans to total loans excluding energy sector loans	0.44%	0.52%	0.42%
Total non-performing assets to total loans and OREO	2.23%	2.56%	1.55%
Total non-performing assets excluding energy sector to total loans excluding energy sector loans and OREO	1.34%	1.40%	1.65%

(1)	Includes non-accrual energy loans of $25.8 million, $32.2 million, and $5.9 million at June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

Changes in Accretable Yield:

	For the three months ended			Life-to-date
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016
Accretable yield at beginning of period	$75,007	$84,194	$110,818	$—
Additions through acquisitions	—	—	—	214,996
Reclassification from non-accretable difference to accretable yield	2,462	3,184	4,637	261,977
Reclassification to non-accretable difference from accretable yield	(1,942)	(2,077)	(253)	(32,008)
Accretion	(7,762)	(10,294)	(11,772)	(377,200)
Accretable yield at end of period	$67,765	$75,007	$103,430	$67,765

NATIONAL BANK HOLDINGS CORPORATION

Key Ratios

	As of and for the three months ended			As of and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2016	2015	2016	2015
Key Ratios(1)
Return on average assets	0.38%	0.02%	(0.11)%	0.20%	0.00%
Return on average tangible assets(2)	0.45%	0.10%	(0.04)%	0.28%	0.06%
Return on average tangible assets before provision for loan losses and taxes FTE(2)	1.22%	1.18%	0.26%	1.20%	0.30%
Return on average equity	3.01%	0.16%	(0.72)%	1.57%	(0.03)%
Return on average tangible common equity(2)	3.98%	0.79%	(0.31)%	2.36%	0.45%
Interest earning assets to interest bearing liabilities (end of period)(3)	135.31%	134.09%	136.82%	135.31%	136.82%
Loans to deposits ratio (end of period)	72.30%	67.70%	62.15%	72.30%	62.15%
Non-interest bearing deposits to total deposits (end of period)	21.89%	20.98%	20.67%	21.89%	20.67%
Net interest margin(4)	3.17%	3.59%	3.48%	3.37%	3.52%
Net interest margin FTE(2)(4)	3.26%	3.68%	3.53%	3.47%	3.56%
Interest rate spread(5)	3.15%	3.56%	3.41%	3.35%	3.44%
Yield on earning assets(3)	3.50%	3.92%	3.81%	3.71%	3.84%
Yield on earning assets FTE(2)(3)	3.60%	4.01%	3.86%	3.80%	3.88%
Cost of interest bearing liabilities(3)	0.45%	0.45%	0.45%	0.45%	0.44%
Cost of deposits	0.36%	0.35%	0.37%	0.35%	0.37%
Non-interest expense to average assets	2.80%	3.03%	3.33%	2.91%	3.18%
Efficiency ratio FTE(2)(6)	69.00%	71.44%	92.66%	70.23%	91.29%

Asset Quality Data(7)(8)(9)
Non-performing loans to total loans	1.37%	1.74%	0.65%	1.37%	0.65%
Non-performing assets to total loans and OREO	2.23%	2.56%	1.55%	2.23%	1.55%
Allowance for loan losses to total loans	1.46%	1.43%	0.87%	1.46%	0.87%
Allowance for loan losses to non-performing loans	107.16%	82.44%	134.25%	107.16%	134.25%
Net charge-offs to average loans(1)	0.55%	0.09%	0.09%	0.32%	0.06%

(1)	Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations below.
(3)

Interest earning assets include assets that earn interest/accretion or dividends. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income on a FTE basis plus non-interest income.
(7)

Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION

Non-GAAP Financial Measures and Reconciliations

(Dollars in thousands, except share and per share data)

Statements of Financial Condition

	June 30, 2016	March 31, 2016	June 30, 2015	December 31, 2015
Total shareholders' equity	$598,910	$603,923	$718,266	$617,544
Less: goodwill and intangible assets, net	(69,320)	(70,689)	(73,840)	(72,060)
Add: deferred tax liability related to goodwill	8,547	8,160	6,997	7,772
Tangible common equity (non-GAAP)	$538,137	$541,394	$651,423	$553,256

Total assets	$4,627,820	$4,615,974	$4,777,850	$4,683,908
Less: goodwill and intangible assets, net	(69,320)	(70,689)	(73,840)	(72,060)
Add: deferred tax liability related to goodwill	8,547	8,160	6,997	7,772
Tangible assets (non-GAAP)	$4,567,047	$4,553,445	$4,711,007	$4,619,620

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	12.95%	13.08%	15.03%	13.18%
Less: impact of goodwill and intangible assets, net	(1.17)%	(1.19)%	(1.20)%	(1.20)%
Tangible common equity to tangible assets (non-GAAP)	11.78%	11.89%	13.83%	11.98%

Common book value per share calculations:
Total shareholders' equity	$598,910	$603,923	$718,266	$617,544
Divided by: ending shares outstanding	28,810,883	29,252,419	35,053,339	30,358,509
Common book value per share	$20.79	$20.65	$20.49	$20.34

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$538,137	$541,394	$651,423	$553,256
Divided by: ending shares outstanding	28,810,883	29,252,419	35,053,339	30,358,509
Tangible common book value per share (non-GAAP)	$18.68	$18.51	$18.48	$18.22

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$538,137	$541,394	$651,423	$553,256
Less: accumulated other comprehensive income, net of tax	(11,278)	(8,553)	(4,444)	(95)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	526,859	532,841	646,979	553,161
Divided by: ending shares outstanding	28,810,883	29,252,419	35,053,339	30,358,509
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.29	$18.22	$18.46	$18.22

Return on Average Tangible Assets and Return on Average Tangible Equity

	As of and for the three months ended				As of and for the six months ended
	June 30, 2016	March 31, 2016	June 30, 2015		June 30, 2016	June 30, 2015
Net income	$4,504	$251		$(1,341)	$4,755		$(95)
Add: impact of core deposit intangible amortization expense, after tax	836	836		815	1,671		1,630
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$5,340	$1,087		$(526)	$6,426		$1,535

Income before income taxes FTE (non-GAAP)	$6,523	$1,415		$(98)	$7,939		$1,119
Add: impact of core deposit intangible amortization expense, before tax	1,370	1,370		1,336	2,740		2,672
Add: provision for loan losses	6,457	10,619		1,858	17,076		3,311
FTE income adjusted for impact of core deposit intangible amortization expense and provision (non-GAAP)	$14,350	$13,404		$3,096	$27,755		$7,102

Energy sector provision for loan losses	$4,331	$10,723	$	N/A	$15,054	$	N/A
Tax rate 38%	38.0%	38.0%		N/A	38.0%		N/A
Energy sector provision for loan losses, after tax	$2,685	$6,648	$	N/A	$9,333	$	N/A

Average assets	$4,783,298	$4,632,796		$4,868,820	$4,708,049		$4,891,832
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(61,445)	(63,202)		(67,651)	(62,130)		(68,317)
Average tangible assets (non-GAAP)	$4,721,853	$4,569,594		$4,801,169	$4,645,919		$4,823,515

Average shareholders' equity	$601,142	$616,210		$742,126	$608,676		$761,189
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	(61,445)	(63,202)		(67,651)	(62,130)		(68,317)
Average tangible common equity (non-GAAP)	$539,697	$553,008		$674,475	$546,546		$692,872

Return on average assets (non-GAAP)	0.38%	0.02%		(0.11)%	0.20%		0.00%
Return on average tangible assets (non-GAAP)	0.45%	0.10%		(0.04)%	0.28%		0.06%
Return on average tangible assets before provision for loan losses and taxes FTE (non-GAAP)	1.22%	1.18%		0.26%	1.20%		0.30%
Return on average tangible assets before energy sector provision for loan losses (non-GAAP)	0.70%	0.68%		N/A	0.70%		N/A
Return on average equity (non-GAAP)	3.01%	0.16%		(0.72)%	1.57%		(0.03)%
Return on average tangible common equity (non-GAAP)	3.98%	0.79%		(0.31)%	2.36%		0.45%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin

	As of and for the three months ended			As of and for the six months ended
	June 30, 2016	March 31, 2015	June 30, 2015	June 30, 2016	June 30, 2015
Interest income	$38,472	$41,554	$42,517	$80,026	$85,604
Add: impact of taxable equivalent adjustment	1,037	975	550	2,013	945
Interest income FTE (non-GAAP)	$39,509	$42,529	$43,067	$82,039	$86,549

Net interest income	$34,753	$38,038	$38,855	$72,791	$78,334
Add: impact of taxable equivalent adjustment	1,037	975	550	2,013	945
Net interest income FTE (non-GAAP)	$35,790	$39,013	$39,405	$74,804	$79,279

Average earning assets	$4,415,813	$4,261,222	$4,476,869	$4,338,519	$4,493,289
Yield on earning assets	3.50%	3.92%	3.81%	3.71%	3.84%
Yield on earning assets FTE (non-GAAP)	3.60%	4.01%	3.86%	3.80%	3.88%
Net interest margin	3.17%	3.59%	3.48%	3.37%	3.52%
Net interest margin FTE (non-GAAP)	3.26%	3.68%	3.53%	3.47%	3.56%